Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA	T +1 212 768 6700 F +1 212 768 6800 Dentons.com

June 11, 2024

Board of Directors
One Liberty Properties, Inc.
60 Cutter Mill Road, Suite 303
Great Neck, New York 11021

Re: One Liberty Properties, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as special counsel One Liberty Properties, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”), relating to the registration of 1,000,000 shares (the “Shares”) of common stock, par value $1.00 per share (“Common Stock”) to be issued from time-to-time pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”), which Registration Statement is being filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Articles of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus contained therein (the “Prospectus”), (iv) corporate proceedings of the Company relating to the Shares, (v) resolutions adopted by the Board of Directors of the Company and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland (excluding local laws) and the federal laws of the United States of America.  In this regard, we note that we do not practice law in the State of Maryland and do not maintain any office therein.  Any opinions expressed herein with respect to the law of the State of Maryland have been reviewed by a member of our firm admitted to practice law in the State of Maryland.

Maclay Murray & Spens ► Gallo Barrios Pickmann ► Muñoz ► Cardenas & Cardenas ► Lopez Velarde ► Rodyk ► Boekel ► OPF Partners►
大成 ► McKenna Long

One Liberty Properties, Inc June 11, 2024 Page 2

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP
Dentons US LLP